Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primecasset.com
American Realty Investors, Inc. Reports Second Quarter 2008 Results
DALLAS (August 15, 2008) — American Realty Investors, Inc. (NYSE: ARL). a Dallas-based real estate investment company, reported net income for the six months ended June 30, 2008. ARL reported net income applicable to common shares of $46.7 million or $4.46 per diluted share for the six months ended June 30, 2008, as compared to a net loss applicable to common shares of ($32.1 million) or ($3.17) per diluted share for the same period ended 2007. During the six months ended June 30, 2008, ARL sold 17 apartment complexes, 3 hotels and 3 commercial buildings for a gain on sale of $115.1 million.
In addition, the Company reported net income for the three months ended June 30, 2008. ARL reported a net loss applicable to common shares of ($13.1 million) or ($1.25) per diluted share for the three months ended June 30, 2008, as compared to a net loss applicable to common shares of ($23.1 million) or ($2.28) per diluted share for the same period ended 2007. During the three months ended June 30, 2008, ARL sold one apartment complex, for a gain on sale of $3.8 million.
Management feels that the Company has a solid start to the six months of 2008. The Company is well aware of the challenges that are currently facing the real estate industry. We believe with the quality of the assets we currently own, our experience in acquiring and disposing of properties and the focus we place on the details of our operations, that the Company will reflect overall positive results for 2008.
Comparison of the six months ended June 30, 2008 as compared to the same period ended June 30, 2007
Rental and other property revenue increased by $3.6 million for the six months ended June 30, 2008 as compared to the same period ended 2007. Our commercial portfolio increased by $3.9 million and our land portfolio increased by $1.1 million, offset by a decrease in our hotel portfolio of $800,000 and decreases in our other portfolio of $600,000.
Operating expenses increased by $4.8 million for the six months ended June 30, 2008 as compared to the same period ended 2007. Our commercial portfolio increased by $1.2 million. Our apartment portfolio increased by $4.4 million. Our land holding costs increased by $900,000, offset by $1.7 million decrease in our hotel and other portfolios.
Depreciation and amortization increased by $2.0 million for the six months ended June 30, 2008 as compared to the same period ended 2007. Our apartment portfolio increased by $1.0 million with the remaining $1.0 million from our apartment, hotel and commercial portfolio.
Interest income increased by $700,000 for the six months ended June 30, 2008 as compared to the same period ended 2007. The increase is primarily due to receiving interest income on the Unified Housing Foundation notes receivable.
Bad debt allowance for the six months ended June 30, 2008 was $12.0 million. We recorded a $5.0 million allowance for doubtful receivables and a $7.0 million allowance for the doubtful collectability of certain investments within our portfolio.
Equity in income of investees was $4.4 million for the six months ended 2008. This represents our portion of the income associated with investments in which we own 20% or more that are not consolidated within our financial statements.
Net income from discontinued operations was $61.6 million for the six months ended June 30, 2008 as compared to a net loss from discontinued operations of $(3.7) million for the same period ended 2007. Discontinued operations consist of 34 apartments, seven commercial buildings, and five hotels.

Comparison of the three months ended June 30, 2008 as compared to the same period ended June 30, 2007
Rental and other property revenues increased by $1.3 million for the three month period ended June 30, 2008 as compared to the same period ended 2007. The apartment portfolio increased by $1.2 million. Our commercial, hotel and land portfolios attributed to the remaining $100,000 of the increase.
Operating expenses increased by $1.5 million for the three months ended June 30, 2008, as compared to the same period ended 2007. Our apartment portfolio costs increased by $2.9 million. This was offset by a $700,000 decrease in the hotel portfolio. The remaining $700,000 decrease was from our commercial, land and other portfolio
Other income increased by $1.0 million for the three months ended June 30, 2008, as compared to the same period ended 2007. The income is due to receiving litigation settlement proceeds.
Gain on land sales was $2.9 million for the three months ended June 30, 2008. We sold 67.9 acres of land for an average gain of $43,000 per acre.
Net loss from discontinued operations was $(1.4) million for the three months ended June 30, 2008 as compared to a net loss from discontinued operations of $(4.1) million for the same period ended 2007. Discontinued operations consist of 34 apartments, seven commercial buildings, and five hotels.
About American Realty Investors, Inc.
American Realty Investors. Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to ARI’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands)		(dollars in thousands)
Revenues:

Rental and other property revenues	$44,753	$43,446	$88,009	$84,452

Expenses:
Property operating expenses	28,018	26,540	56,603	51,794
Depreciation and amortization	6,569	6,536	13,304	11,283
General and administrative	3,917	4,014	8,247	8,492
Advisory fee to affiliate	3,920	3,834	7,895	7,133

Total operating expenses	42,424	40,924	86,049	78,702

Operating income	2,329	2,522	1,960	5,750

Other income (expense):
Interest income	1,619	1,477	3,719	3,031
Other income	2,768	1,725	4,356	4,270
Mortgage and loan interest	(21,818)	(21,560)	(43,993)	(43,425)
Net income fee to affiliate	0	0	0	705
Provision for allowance on notes receivable and impairment	0	0	(12,000)	0
Litigation settlement	0	24	0	24

Total other income (expense)	(17,431)	(18,334)	(47,918)	(35,395)

Loss before gain on land sales, minority interest, and equity in earnings (loss) of investees	(15,102)	(15,812)	(45,958)	(29,645)
Gain on land sales	2,890	0	4,165	4,897
Minority interest	2,417	(281)	(9,460)	(505)
Net income to affiliate	0	0	0	0
Equity in income (loss) of investees	(555)	0	4,396	0

Loss from continuing operations before income tax benefit	(10,350)	(16,093)	(46,857)	(25,253)
Income tax (benefit) expense	(741)	(2,222)	33,186	(1,976)

Net loss from continuing operations	(11,091)	(18,315)	(13,671)	(27,229)

Income (loss) from discontinued operations before income tax expense	(2,116)	(6,347)	94,818	(5,645)
Income tax (benefit) expense	741	2,222	(33,186)	1,976

Net income (loss) from discontinuing operations	(1,375)	(4,125)	61,632	(3,669)

Net income (loss)	(12,466)	(22,440)	47,961	(30,898)
Preferred dividend requirement	(623)	(624)	(1,246)	(1,246)

Net income (loss) applicable to common shares	$(13,089)	$(23,064)	$46,715	$(32,144)

Earnings per share — basic
Income (loss) from continuing operations	$(1.12)	$(1.87)	$(1.43)	$(2.81)
Discontinued operations	(0.13)	(0.41)	5.89	(0.36)

Net income (loss) applicable to common shares	$(1.25)	$(2.28)	$4.46	$(3.17)

Earnings per share — diluted
Income (loss) from continuing operations	$(1.12)	$(1.87)	$(1.43)	$(2.81)
Discontinued operations	(0.13)	(0.41)	5.89	(0.36)

Net income (loss) applicable to common shares	$(1.25)	$(2.28)	$4.46	$(3.17)

Weighted average common share used in computing earnings per share	10,443,041	10,141,525	10,447,041	10,141,525

Weighted average common share used in computing diluted earnings per share	10,443,041	10,141,525	10,447,041	10,141,525

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
	(dollars in thousands)
Assets
Real estate held for investment	$1,586,350	$1,508,815
Less accumulated depreciation	(152,908)	(148,404)

	1,433,442	1,360,411
Real estate held for sale, net of depreciation	36,924	61,128
Real estate subject to sales contracts	57,639	64,320
Notes and interest receivable
Performing	56,612	69,977
Non-performing	17,951	16,468

	74,563	86,445
Less allowance for estimated losses	(9,478)	(2,978)

	65,085	83,467
Cash and cash equivalents	47	11,560
Restricted cash	1,276	2,556
Marketable securities, at market value	1,405	13,157
Investments in equity investees	36,417	23,867
Other assets	117,361	157,388

	$1,749,596	$1,777,854

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$1,221,729	$1,221,987
Liabilities related to assets held-for-sale	34,995	116,377
Liabilities subject to sales contracts	63,264	62,513
Stock-secured notes payable	13,643	17,546
Accounts payable and other liabilities	90,813	104,884

	1,424,444	1,523,307
Commitments and contingencies
Minority interest	72,195	62,161

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,316 shares in 2008 and 2007 (liquidation preference $33,909), including 900,000 shares in 2008 and 2007 held by subsidiaries	4,979	4,979
Common stock, $.01 par value, 100,000,000 shares authorized ; 11,592,272 and 11, 592.272 shares issued and 10,438,942 and 10,462,742 outstanding shares at 2008 and 2007 respectively.	114	114
Treasury stock at cost; 1,153,330 and 1,129,530 shares in 2008 and 2007, respectively	(12,978)	(12,664)
Paid in capital	111,714	100,277
Retained earnings	146,167	99,452
Accumulated other comprehensive income (loss)	2,961	228

	252,957	192,386

	$1,749,596	$1,777,854